As filed with the Securities and Exchange Commission on March 9, 2015

Registration No. 333-150772

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OWENS CORNING

(Exact Name of Registrant as Specified in its Charter)

Delaware	43-2109021
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Owens Corning Parkway

Toledo, OH 43659

(Address of Principal Executive Offices) (Zip Code)

Owens Corning Savings Plan

Owens Corning Savings and Security Plan

(Full title of the Plans)

John W. Christy

Senior Vice President, General Counsel and Secretary

Owens Corning

One Owens Corning Parkway

Toledo, Ohio 43659

(419) 248-8000

(Name, address including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Owens Corning, a Delaware corporation (the “Company”), is filing this Post-Effective Amendment No. 1 to deregister certain securities originally registered by the Registration Statement on Form S-8 (File No. 333-150772) (the “Registration Statement”) filed with the Securities and Exchange Commission on May 9, 2008. The Registration Statement registered an aggregate of (i) 500,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), and an indeterminate amount of plan interests to be offered and sold pursuant to the Owens Corning Savings Plan, and (ii) 250,000 shares of Common Stock and an indeterminate amount of plan interests to be offered and sold pursuant to the Owens Corning Savings and Securities Plan (collectively, with Owens Corning Savings Plan, the “Plans”)

The Plans no longer offer Common Stock as an investment option. Accordingly, the Company hereby terminates the effectiveness of the Registration Statement and, pursuant to the undertakings contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered for issuance but remain unsold at the termination of the offering, the Company hereby removes from registration any remaining shares of Common Stock and all plan interests that were registered for issuance pursuant to the Registration Statement and that remain unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such Common Stock and plan interests.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Exchange Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toledo, State of Ohio, on March 9, 2015.

OWENS CORNING

By:	/s/ Michael C. McMurray
Name:	Michael C. McMurray
Title:	Senior Vice President and Chief Financial Officer

The Plans. Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the employee benefit plan) have duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of City of Toledo, State of Ohio, on March 9, 2015.

OWENS CORNING SAVINGS PLAN
OWENS CORNING SAVINGS AND SECURITY PLAN
By:	Owens Corning, Administrator of the Plans

	By:	/s/ Michael C. McMurray
	Name:	Michael C. McMurray
	Title:	Senior Vice President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment on behalf of the Registrant in reliance upon Section 478 of the Securities Act of 1933, as amended.